UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 19, 2009

REAL ESTATE REFERRAL CENTER INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52720
(Commission File No.)

279 Midpark Way SE, Suite 102
Calgary, Alberta T2X 1M2
(Address of principal executive offices and Zip Code)

(403) 615-8917
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT PRINCIPAL OFFICERS

     On January 19, 2009, Lisa McIntosh resigned as our President and Principal Executive Officer. She remains Principal Financial Officer, Principal Accounting Officer, Treasurer and a member of the board of directors.

     On January 19, 2009, Lance Ayers was appointed President, Principal Executive Officer, Secretary and a member of the Board of Directors.

     Prior to his appointment as our President, Principal Executive Officer, Secretary and a Director, Mr. Ayers held several positions specializing in the area of purchasing, marketing, retail development and product procurement. From March of 1997 to May of 2005 Mr. Ayers was a Purchasing Manager for Dallas based Synapse Micro Inc., a wholesale supplier of consumer electronics and computer peripherals. Prior to his work with Synapse Micro, Mr. Ayers worked in the purchasing department for Grand Prairie based Parsons International, specializing in international product procurement. In September of 2005 Mr. Ayers founded Windgrid, Inc., a private developmental stage wind technology and energy company based in Plano, TX. Mr. Ayers continues to serve as the President and sole Director of that company.

     During the past five years, Mr. Ayers has not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Mr. Ayers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Ayers’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 21st day of January, 2009.

REAL ESTATE REFERRAL CENTER INC.

BY:   LISA MCINTOSH
         Lisa McIntosh
         Principal Accounting Officer Principal
         Principal Financial Officer, Treasurer and a
         member of the Board of Directors